Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of April 19, 2017, (this “Agreement”) by and among Praco Corporation, a Nevada corporation (“Praco”), and the controlling shareholder of Praco, set forth on Schedule I hereto (the “Praco Controlling Shareholder”), and Arista Capital Ltd., a Nevada corporation, (“Arista”), and the shareholders of Arista set forth on Schedule II (the “Arista Shareholders”) who have executed this Agreement.  For purposes of this Agreement, Praco, the Praco Controlling Shareholder, Arista, and the Arista Shareholders are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the Arista Shareholders own 1,042,000 common shares in the capital stock of Arista, which represents all of Arista common shares currently outstanding on a non-diluted basis (such shares being hereinafter referred to as the “Arista Shares” and each, an “Arista Share”);

WHEREAS, (i) the Arista Shareholders and Arista believe it is in their respective best interests for the Arista Shareholders to exchange each one (1) Arista Share held by them for two (2) Praco Shares (as hereinafter defined), which would result in the issuance of 2,084,000(or as adjusted pursuant to section 1.10 herein) shares of common stock of Praco which shall equal 80% of total outstanding shares of Praco pursuant to the Exchange Ratio (as defined below) (such shares being hereinafter referred to as the “Praco Shares”); and (ii) Praco believes it is in its best interest and the best interest of its stockholders to acquire the Arista Shares in exchange for the Praco Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, prior to the Closing (as hereinafter defined), Praco shall have restructured its equity ownership (the “Restructuring”) such that no more than 521,000(or as adjusted pursuant to Section 1.10 herein). Praco Common Shares (and no other Praco equity securities or convertible securities) are outstanding immediately prior to the Closing;

WHEREAS, Arista will pay Praco $75,000 at Closing (as hereinafter defined) to Praco to be used to pay outstanding liabilities of Praco; and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”) and applicable state securities laws; and

WHEREAS, it is the intention of the parties that upon the Closing, Arista shall become a wholly owned subsidiary of Praco or Praco shall become a controlling shareholder of Arista.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF ARISTA SHARES FOR PRACO SHARES

Section 1.1      Agreements to Exchange Arista Shares for Praco Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the Arista Shareholders shall assign, transfer, convey and deliver the Arista Shares to Praco and, in consideration and exchange for the Arista Shares, Praco shall issue, transfer, convey and deliver the Praco Shares to the Arista Shareholders. In addition, Praco shall assume the obligations under all of the convertible debt securities and warrants issued by Arista prior to Closing (See Schedule III).

Section 1.2      Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place sixty days after the execution of this Agreement (the “Closing Date”).  Upon execution of this Agreement, Arista shall deposit $10,000 as escrow made payable to Jaclin Law, LLP (the “Escrow Agent”). Such funds shall be deposited with the Escrow Agent and shall be non-refundable and released only upon the Closing pursuant to this Agreement.

Section 1.3      Effect of Share Exchange on Issued and Outstanding Arista Common Stock, Warrants and Convertible Notes.  At Closing and contingent upon the satisfaction of the terms and conditions set forth in this Agreement, each outstanding Arista Share held by the respective Arista Shareholder that has executed this Agreement and agreed to transfer its Arista Shares to Praco will be held by Praco pursuant to the Share Exchange. In addition, at Closing, Praco will offer to exchange each outstanding Arista warrant for new warrants issued by Praco entitling the holder to purchase an equal number of Praco shares and subject to the same terms and conditions as the Arista warrants except that a cashless exercise will not be permitted. Also, at Closing, Praco will offer to exchange each outstanding Arista convertible note into a convertible note issued by Praco convertible in to an equal amount of Praco shares, subject to the same terms and conditions as the convertible notes currently held by Arista convertible noteholders.

Section 1.4      Exchange Ratio.  Except as provided above in Section 1.3, it is mutually agreed by the Parties that the Exchange Ratio shall be two (2) Praco Shares for one (1) Arista Share (the “Exchange Ratio”).

Section 1.5       Restrictions on Securities Issued Pursuant to this Agreement.

A.       The Praco Shares have not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by the Arista Shareholders to Praco.  The Praco Shares must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the Praco Shares will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

B.       The Arista Shares are subject to certain resale restrictions under applicable securities laws and Praco agrees to comply with such restrictions and Praco also acknowledges that the certificates for the Arista Shares may bear a legend or legends respecting restrictions on transfers as required under applicable securities laws and that Praco has been advised to consult its own legal advisor with respect to applicable resale restrictions and that they are solely responsible for complying with such restrictions.

Section 1.6      Exchange of Certificates and Treatment of Fractional Shares.

A.       Each issued and outstanding Arista Share shall be converted into the right to receive two (2) Praco Shares pursuant to the Exchange Ratio at the Closing. Fractional shares shall be rounded up or down per the amount of the fraction. Praco shall arrange prior to the Closing to deliver certificates representing the Praco Shares at the Closing pursuant to the terms and conditions of this Agreement.

B.       Each Arista Shareholder shall be entitled to receive Praco Shares based on the Exchange Ratio upon delivery at the Closing of the certificates representing the Arista Shares owned by such Arista Shareholder, together with a stock power signed in blank, duly executed and completed in accordance with the instructions thereto.  If any Praco Share certificate is to be issued in a name other than that in which the Arista Share certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Praco Share certificate in a name other than that of the registered holder of the Arista Share certificate surrendered, or shall establish to the satisfaction of Praco that any such taxes have been paid or are not applicable.

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Section 1.7      Directors of Praco at Closing Date. On the Closing Date, David Callan, Alan Cohen, and Robert Craig, the current directors of Praco, shall resign from the board of directors of Praco (the “Praco Board”) and the appointment of Paul Patrizio and Kenneth J. Mathews to the Praco Board shall become effective. R. Scott William, a current member of the board of directors of Praco, will remain a member of the board of directors.

Section 1.8      Officers of Praco at Closing Date. On the Closing Date, R. Scott Williams shall resign from each officer position held at Praco and immediately thereafter, the Praco Board shall appoint Paul Patrizio to serve as the Chief Executive Officer, Kenneth Mathews to serve as the Treasurer, and Walter Wojcik to serve as the Chief Financial Officer.

Section 1.9.    Praco Warrants. At Closing, the Praco Shareholders shall be issued 240,417 warrants on a pro rata basis exercisable at $2.00 per share and subject to the same terms and conditions as the warrants currently held by the Arista warrant holders except that a cashless exercise shall not be permitted.

Section 1.10   Adjustment. All Arista Share amounts and Praco Common Share amounts shall be adjusted accordingly if prior to Closing any Arista noteholder or warrantholder converts or exercises their respective securities and agrees to exchange such Arista shares for Praco shares so as to allow Arista Shareholders to own 80% and Praco Shareholders to own 20% of the issued and outstanding shares on a non-diluted basis at Closing. Accordingly, the Praco Warrants issued at Closing pursuant to Section 1.9 shall be reduced on a one for one basis for each share issued pursuant to a converted Arista note or exercised Arista warrant prior to Closing.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF
PRACO AND PRACO CONTROLLING SHAREHOLDER

Praco and the Praco Controlling Shareholder jointly and severally represent, warrant, covenant and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof and as of the Closing Date.

Section 2.1      Corporate Organization.

A.       Praco is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of Praco. “Material Adverse Effect” means, when used with respect to Praco, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of Praco, or materially impair the ability of Praco to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B.       Copies of the Articles of Incorporation and Bylaws of Praco with all amendments thereto, as of the date hereof (the “Praco Charter Documents”), have been furnished to Arista, and such copies are accurate and complete as of the date hereof.  The minute books of Praco are current as required by law, contain the minutes of all meetings of the Praco Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Praco Board and its stockholders. Praco is not in violation of any of the provisions of the Praco Charter Documents.

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Section 2.2      Capitalization of Praco.

A.       The authorized capital stock of Praco consists of: (i) 100,000,000 shares of common stock, par value $0.0001, of which 521,000 (or as adjusted herein) shares of common stock are issued and outstanding immediately prior to the Closing; and (ii) 5,000,000 shares of preferred stock, par value $0.0001, of which no shares are issued and outstanding immediately prior to the Share Exchange.

B.       All of the issued and outstanding shares of common stock of Praco immediately prior to this Share Exchange are, and all shares of common stock of Praco when issued in accordance with the terms hereof (and any Praco common stock to be issued in the future in connection with the conversion of the convertible securities or exercise of the warrants of Arista being assumed by Praco at Closing) will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free and clear or any liens or encumbrances and of preemptive rights of any security holder.  The issuance of all of the shares of Praco described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of Praco has any right to rescind or bring any other claim against Praco for failure to comply with the Securities Act, or state securities laws. Praco shall have authorized and reserved at Closing a sufficient number of its common shares to satisfy its obligations under the convertible securities or exercise of the warrants of Arista being assumed by Praco at Closing.

Section 2.3      Convertible Securities. As of the date of this Agreement, there are no options, warrants, conversion privileges, convertible securities or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise), outstanding stock appreciation rights, phantom equity or similar rights of any character whatsoever or any laws applicable to Praco or its shareholders requiring or which may require the issuance, sale or transfer by Praco of any securities of Praco, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Praco.

Section 2.4      Authorization, Validity and Enforceability of Agreements. Praco and the Praco Controlling Shareholder have all power (corporate or otherwise) and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Transaction Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements by Praco and the Praco Controlling Shareholder and the consummation by Praco and the Praco Controlling Shareholder of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Praco, and no other corporate proceedings on the part of Praco are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements constitute the valid and legally binding obligation of Praco and the Praco Controlling Shareholder and are enforceable in accordance with their terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Neither Praco nor the Praco Controlling Shareholder needs to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Transaction Agreements, resulting from the issuance of the Praco Shares in connection with the Share Exchange and transaction contemplated herein.

Section 2.5      No Conflict or Violation. Neither the execution and delivery of the Transaction Agreements by Praco, nor the consummation by Praco of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the Praco Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Praco is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Praco is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Praco’s assets, including without limitation, the Praco Shares.

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Section 2.6      Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Praco and the Praco Controlling Shareholder, currently threatened against Praco or any of its affiliates, that may affect the validity of this Agreement or the right of Praco to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Praco, currently threatened against Praco or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to Praco or any of its affiliates. Neither Praco nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Praco or any of its affiliates currently pending or which Praco or any of its affiliates intends to initiate.

Section 2.7      Compliance with Laws. Each of Praco and the Praco Controlling Shareholder has been and is in full compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of The U.S. Securities and Exchange Commission (the “SEC”) or the applicable securities laws and rules and regulations of any state.

Section 2.8      Financial Statements.

A.       Complete copies of the audited financial statements of Praco as at December 31, 2015 and 2016 and the related combined statements of income and retained earnings, stockholders’/members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Praco as at March 31, 2017 and the related combined statements of income and retained earnings, stockholders’/members’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached as an Exhibit to this Agreement. The Financial Statements (i) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements) and (ii) are in all material respects in accordance with the books and records of Praco. The Financial Statements are based on the books and records of Praco, and fairly present the financial condition of Praco as of the respective dates they were prepared and the results of the operations of Praco for the periods indicated. Praco maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

B.       Since January 1, 2014, no Praco shareholder nor Praco’s board of directors or any committee thereof has been advised of: (i) any material deficiencies in the design or operation of internal controls affecting Praco’s ability to record, process, summarize and report financial data; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in any of Praco’s internal controls. Since January 1, 2014, no material weaknesses in internal controls have been identified by Praco, and there have been no significant changes in internal controls or other factors, including any corrective actions with regard to significant deficiencies and material weaknesses.

C.       Praco has no liability (and to Praco’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint or other claim against any of them giving rise to any liability), except for (i) liabilities set forth on the Balance Sheet as of the Balance Sheet Date or (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Praco is not a guarantor or otherwise liable for any liability (including indebtedness) of any other person. At Closing, Praco shall have no liabilities (actual, contingent or otherwise) whatsoever.

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Section 2.9      Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, Praco Board minutes and financial and other records of whatsoever kind of Praco have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of Praco. Praco maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.10      No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Praco to arise, between Praco and any accountants and/or lawyers formerly or presently engaged by Praco. Praco is current with respect to fees owed to its accountants and lawyers.

Section 2.11     Absence of Undisclosed Liabilities. Except as specifically disclosed herein: (i) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (ii) Praco has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (iii) Praco has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (iv) Praco has not made any loan, advance or capital contribution to or investment in any person or entity; (v) Praco has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (vi) Praco has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (vii) except for the Share Exchange, Praco has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.12     No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Praco or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Praco but which has not been so publicly announced or disclosed. Praco has not provided to Arista, or the Arista Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by Praco but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.13     Full Disclosure.

A.        No representation or warranty by either Praco or the Praco Controlling Shareholder in this Agreement and no statement contained in any Exhibit to this Agreement or any certificate or other document furnished or to be furnished to Arista or the Arista Shareholders pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

B.        Each of Praco and the Praco Controlling Shareholder has clearly disclosed to Arista or the Arista Shareholders, in the course of Arista’ due diligence investigation, any information pertaining to either Praco or the Praco Controlling Shareholder which Arista or the Arista Shareholders would reasonably deem relevant to them, regardless of its financial materiality to the transaction contemplated hereby, including such information as (i) any Actions brought by or against either Praco or the Praco Controlling Shareholder as well as the current status or disposition of such matters; (ii) any previous or contemplated relationship with an Arista or any Arista Shareholder; (iii) any business dealings of Praco or the Praco Controlling Shareholder outside of Praco’s core business; and (iv) relates to any conflicts, disagreements or disputes with an affiliate of Arista or an Arista Shareholder.

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Section 2.14     Taxes. Praco has paid all taxes of whatever nature, including all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it, to the extent such taxes have become due or have been alleged to be due and Praco is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself.

Section 2.15     Covenants of Praco and the Praco Controlling Shareholder. Each of Praco and the Praco Controlling Shareholder covenants that from the date of this Agreement until the time of Closing:

A.       Praco will conduct its business, operations and affairs only in the ordinary and normal course of business in all material respects consistent with past practice, and Praco will not, without the prior written consent of Arista, enter into any transaction or refrain from doing any action that would constitute a breach of any representation, warranty, covenant or other obligation of Praco contained herein, and provided further that Praco will not make any material decisions or enter into any material contracts without the consent of Arista, which consent will not be unreasonably withheld if the same would constitute or result in a breach of any representation or warranty contained herein;

B.       Praco will use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of the directors and shareholders to be held for such purpose;

C.       Praco will make available to Arista all material information, documentation, records and accounts in respect of the business and affairs of Praco;

D.       prior to the Closing Date, Praco will not, without the prior written consent of Arista:

i.       declare or pay any dividends or distribute any of its properties or assets to the shareholders of Praco;

ii.      commit or expend more than $25,000 in operating expenses other than those incurred in the ordinary course of business;

iii.     acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

iv.     enter into any new lending agreements or extend or otherwise modify existing lending agreements, sell, pledge, dispose of or encumber any assets, enter into contract, agreement or understanding, other than in the ordinary course of business;

v.      enter into new leasing arrangements either of real estate or equipment with an annual aggregate cost exceeding $25,000;

vi.     alter or amend its articles or by-laws, other than as contemplated herein; and

viii    engage in any business, enterprise or other activity, other than its current business and activities;

E.       it will cooperate and provide to Arista all such further documents, instruments and materials and do all such acts and things as may be reasonably required to complete the transactions contemplated by this Agreement;

F.       it will use its reasonable commercial efforts to obtain all required third party consents, assignments or waivers and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations hereunder and to carry out the transactions contemplated by this Agreement, including obtaining any shareholder approvals, consents or agreements, to be able to deliver all of the Praco Shares on Closing;

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G.       it will comply with the terms hereof and faithfully and expeditiously seek to satisfy the conditions precedent set out in this Agreement so as to close the Share Exchange and all transactions contemplated by this Agreement by the Closing Date; and

H.       from and including the date hereof through to and including the Closing, it will not directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into negotiations with, any person (other than Arista), with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of Praco.

Section 2.16     SEC Filings.

A.       Praco has filed with or furnished to the SEC all Praco’s required SEC documents (the “SEC Documents”). As of its filing date (and as of the date of any amendment), each SEC Document complied, and each SEC Document filed subsequent to the date of this Agreement will comply with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be.

B.       As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), except as may have been corrected by any subsequent filing prior to the date of this Agreement, the SEC Documents filed pursuant to the Securities Exchange Act did not, and the SEC Documents filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ARISTA

Arista represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to Arista, are true and complete as of the date hereof and as of the Closing Date.

Section 3.1      Incorporation.  Arista is a company duly incorporated, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Arista’s articles of incorporation or by-laws, or similar documents.  Arista has taken all actions required by law, its articles of incorporation or by-laws, or otherwise to authorize the execution and delivery of this Agreement.  Arista has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation or by-laws, and otherwise to consummate the transactions herein contemplated.

Section 3.2      Securities. The authorized capital stock of Arista consists of: (i) 100,000,000 common shares, of which 1,042,000 shares of common stock are issued and outstanding immediately prior to the Share Exchange; and (ii) $460,000 of Convertible Notes convertible at prices ranging from $1.00 to $1.50 per share and (iii) 635,000 common share purchase warrants exercisable at a price of $2.00 per share and expiry dates ranging from 2020 to 2021.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 3.3      Subsidiaries and Predecessor Corporations.  Arista has no subsidiaries or predecessor corporations.

Section 3.4      Financial Statements and Taxes. Arista has kept all books and records since inception and its financial statements have been prepared in accordance with U.S. GAAP consistently applied throughout the periods involved. The balance sheets are true and accurate in all material respects and present fairly as of their respective dates the financial condition of Arista.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability, Arista had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. GAAP in all material respects. Arista has paid all taxes of whatever nature, including all assessments, re-assessments, governmental charges, penalties, interest and fines due and payable by it, to the extent such taxes have become due or have been alleged to be due and Arista is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon with respect to itself.

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Section 3.5      Information. To Arista’s knowledge, the information concerning Arista set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6      Absence of Certain Changes or Events. As of the date of this Agreement, (i) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Arista; and (ii) Arista has not: (a) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (b) made any material change in its method of management, operation or accounting; (c) entered into any other material transaction other than in the ordinary course of its business; or (d) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7      Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Arista after reasonable investigation, threatened by or against Arista or affecting Arista or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Arista does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8      No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Arista is a party or to which any of its assets, properties or operations are subject.

Section 3.9      Compliance With Laws and Regulations. To the best of its knowledge, Arista has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Arista or except to the extent that noncompliance would not result in the occurrence of any material liability for Arista.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10      Approval of Agreement. The Board of Directors of Arista has authorized the execution and delivery of this Agreement by Arista and has approved this Agreement and the transactions contemplated hereby.

Section 3.11     Valid Obligation. This Agreement and all agreements and other documents executed by Arista in connection herewith constitute the valid and binding obligation of Arista, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12     Arista Shareholders Representative. Each of the Arista Shareholders who have executed this Agreement hereby irrevocably authorizes Paul Patrizio, or any other director or officer of Arista, to act as such Arista Shareholders representative at Closing, to receive certificates representing the Praco Shares and Praco replacement warrants to which such Arista Shareholder is entitled under this Agreement, to execute in such Arista Shareholders name and on his, her or its behalf, all closing receipts and documents (including, without limitation, the stock power transfers with respect to such Arista Shareholders Arista Shares being transferred to Praco), to complete and correct any documents relating to this Agreement that have been signed by the Arista Shareholder and require completion or correction; and to waive, in whole or in part, any representations, warranties, covenants or conditions for the benefit of such Arista Shareholder contained in this Agreement or in any document or agreement ancillary to this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARISTA SHAREHOLDERS

Each of the Arista Shareholders severally represent and warrant that all of the statements in the following subsections of this Article IV are true and complete as of the date hereof and as of the Closing Date.

Section 4.1      Authority. Each Arista Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such Arista Shareholder is each a party, to consummate the transactions contemplated by this Agreement, and to perform such Arista Shareholders’ obligations under this Agreement. This Agreement has been duly and validly authorized and approved, executed and delivered by such Arista Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such Arista Shareholders, this Agreement is duly authorized, executed and delivered by such Arista Shareholders and constitutes the legal, valid and binding obligations of such Arista Shareholders, enforceable against such Arista Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2      No Conflict. Neither the execution or delivery by such Arista Shareholders of this Agreement to which such Arista Shareholders are each a party nor the consummation or performance by such Arista Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of such Arista Shareholders (if any of such Arista Shareholders is not a natural person); (ii) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of such Arista Shareholders is a party or by which the properties or assets of such Arista Shareholders is bound; or (iii) contravene, conflict with, or result in a violation of, any law or order to which any of such Arista Shareholders, or any of the properties or assets of such Arista Shareholders, may be subject.

Section 4.3      Litigation. There is no pending Action against such Arista Shareholders that involves the Arista Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of Arista and, to the knowledge of such Arista Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4      Ownership of Shares. Such Arista Shareholders are both the record and beneficial owners of the Arista Shares. Such Arista Shareholders are not the record or beneficial owners of any other shares of Arista. Such Arista Shareholders have and shall transfer at the Closing, good and marketable title to the Arista Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.5      Preemptive Rights.  Such Arista Shareholders have no preemptive rights or any other rights to acquire any shares of Arista that have not been waived or exercised.

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ARTICLE V

CONDITIONS TO OBLIGATIONS OF ARISTA AND THE ARISTA SHAREHOLDERS

The obligations of Arista to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Arista or the Arista Shareholders, as the case may be, in their sole discretion:

Section 5.1      Representations and Warranties of Praco. All representations and warranties made by Praco in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2      Agreements and Covenants. Praco shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3      Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4      No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Praco shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5      Documents. Praco and the Praco Controlling Shareholder must have caused the following documents to be delivered to Arista:

A.       share certificates evidencing the Praco Shares registered in the name of the Arista Shareholders;

B.       this Agreement duly executed;

C.       certified copies of (i) the charter documents and by laws of Praco; (ii) all resolutions of the shareholders and the board of directors of Praco approving the entering into and completion of the transaction contemplated by this Agreement; (iii) a list of the officers and directors authorized to sign agreements together with their specimen signatures; (iv) a certificate of status, compliance, good standing or like certificate with respect to Praco issued by appropriate government officials of their respective jurisdictions of incorporation; and (v) the certificates from the sole director and officer of Praco confirming compliance with Section 5.1, 5.2 and Section 5.6;

D.       a duly executed resignation and release effective as at the Closing Date of the sole director and officer of Praco to the reasonable satisfaction of Arista;

E.       documentation evidencing the completion of the Restructuring acceptable to Arista and its counsel; and

F.       such other documents as Arista or the Arista Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Praco; (ii) evidencing the performance of, or compliance by Praco with any covenant or obligation required to be performed or complied with by Praco; (iii) evidencing the satisfaction of any condition referred to in this Article V; or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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Section 5.6      No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Praco.

Section 5.7      Execution by All Arista Shareholders.  Execution of this Agreement by Arista Shareholders holding One Hundred Percent (100%) of the Arista Shares.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PRACO

The obligations of Praco to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Praco in its sole discretion:

Section 6.1      Representations and Warranties of Arista and the Arista Shareholders. All representations and warranties made by Arista and the Arista Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2      Execution by Majority Arista Shareholders.   The holders of at least Ninety Percent (90%) of the Arista Shares must have executed this Agreement prior to the Closing Date.

Section 6.3      Agreements and Covenants. Arista and the Arista Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4      Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5      No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Arista shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6      Documents. Arista and the Arista Shareholders must deliver to Praco at the Closing:

A.       share certificates evidencing the number of Arista Shares, along with executed share transfer forms transferring such Arista Shares to Praco;

B.       this Agreement to which Arista and the Arista Shareholders are each a party, duly executed; and

C.       such other documents as Praco may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Arista and the Arista Shareholders; (ii) evidencing the performance of, or compliance by Arista and the Arista Shareholders with, any covenant or obligation required to be performed or complied with by Arista and the Arista Shareholders, as the case may be; (iii) evidencing the satisfaction of any condition referred to in this Article VI; or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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Section 6.7      No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (i) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Arista Shares, or any other stock, voting, equity, or ownership interest in, Arista; or (ii) is entitled to all or any portion of the Praco Shares.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1      Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three (3) year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.2      Indemnification.

A.       Indemnification Obligations in favor of the Praco Shareholders. From and after the Closing Date until the expiration of the Survival Period, Arista shall reimburse and hold harmless each of the Praco shareholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Praco Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such Praco Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Praco Indemnified Party, which arises or results from a third-party claim brought against a Praco Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of Arista. All claims of Praco pursuant to this Section 7.2 shall be brought by the Praco shareholders on behalf of Praco and those Persons who were stockholders of Praco immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $250,000 in the aggregate from Arista.   No claim for indemnification may be brought under this Section 7.2(A) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.       Indemnification Obligations in favor of Arista and the Arista Shareholders. From and after the Closing Date until the expiration of the Survival Period, the Praco shareholders shall indemnify and hold harmless Arista, the Arista Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “Arista Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by Praco or the Praco Controlling Shareholder in this Agreement, and in any certificate delivered by Praco or the Praco Controlling Shareholder pursuant to this Agreement; (ii) any breach by Praco or the Praco Controlling Shareholder of any covenant, obligation or other agreement made by Praco or the Praco Controlling Shareholder in this Agreement; and (iii) a third-party claim based on any acts or omissions by Praco or the Praco Controlling Shareholder. In no event shall any such indemnification payments exceed $250,000 plus the value of all of the Praco common shares held by the Praco Controlling Shareholder at Closing in the aggregate from the Praco Controlling Shareholder. To the extent that the indemnification obligations of the Praco Controlling Shareholder exceed $250,000, such obligations may be satisfied through the surrender of Praco common stock valued as of the Closing Date.  No claim for indemnification may be brought under this Section 7.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.

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ARTICLE VIII

TERMINATION PROVISIONS

Section 8.1      Rights of Termination.    This Agreement may be terminated by notice in writing by mutual consent. In addition, if any of the closing conditions contained in Articles V or VI hereof shall not be fulfilled or performed by the Closing Date, or such other date as the Parties may agree upon in writing, and such condition is contained in Article V, Arista may terminate this Agreement by notice in writing to Praco; or such condition is contained in Article VI, Praco may terminate this Agreement by notice to the Arista, unless the failure to satisfy any such condition or conditions is the result of the actions or omissions of the Party seeking to terminate this Agreement. Further this Agreement may be terminated:

A.       by Arista if it is not in material breach of its obligations under this Agreement, and if there has been a breach by Praco or Praco Controlling Shareholder of any of its representations and warranties hereunder; or there has been a breach on the part of Praco or Praco Controlling Shareholder of any of its covenants or agreements contained in this Agreement, and in either case such breach has not been cured within ten (10) days after written notice, specifying such breach, to Praco; or

B.       by Praco if it is not in material breach of its obligations under this Agreement, and if there has been a breach by Arista of any of its representations and warranties hereunder; or there has been a breach on the part of Arista of any of its covenants or agreements contained in this Agreement; and, in either case such breach has not been cured within ten (10) days after written notice, specifying such breach, to Arista.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 9.1      Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided that no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties.

Section 9.2      Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Section 9.3      Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or seven (7) days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Arista or the Arista Shareholders, to:

Arista Capital Ltd.

200 Madison Avenue

Suite 204

Morristown, NJ 07960

If to Praco or the Praco Controlling Shareholder, to:

Praco Corporation

159 North State Street

Newtown, PA 18940

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.3 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 9.3.

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Section 9.4      Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.5      Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.6      Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.7      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.8      Convenience of Forum; Consent to Jurisdiction. The Parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York, and/or the U.S. District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any Party to this Agreement by personal service at any place where it may be found or giving notice to such Party as provided in Section 9.3.

Section 9.9      Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.11     Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

Section 9.12     Independent Legal Advice.  Each of the Parties agrees that it had the opportunity to obtain, or did obtain, independent legal and tax advice with respect to this Agreement and the transaction contemplated herein prior to executing this Agreement.  All Parties acknowledge and agree that the terms of this Agreement are fair and reasonable.

Section 9.13     Due Diligence. Each Party and their representatives will provide the other Party with all information, books, records necessary to for due diligence purposes. The due diligence must confirm, among others, that there are no outstanding SEC, Financial Industry Regulatory Authority, Inc. (FINRA), or other regulatory authorities concerns or issues, and no preemptive rights or outstanding convertible securities. Each Party will have until 5.00 PM EST on June 19, 2017 to complete its initial due diligence.

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Section 9.14      Public Announcement. No Party will make any public disclosures concerning the matters set forth in this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. If and when each Party desires to make such public disclosure, after receiving prior written, the disclosing Party will give the other Parties an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that any Party is advised by counsel that disclosure of such matters set forth in this Agreement is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing Party will provide the other Parties, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comments on such disclosure, in advance of the public release.

Section 9.15      Confidentiality. Each of the Parties will use reasonably best efforts to maintain the confidentiality of the information that pertains to this Agreement, unless all or part of it is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

Section 9.16      Exclusivity. In consideration of the mutual covenants and agreements contained herein as well as paying the expenses involved in the due diligence review of Praco, until June--, 2017, Praco, its officers, directors employees shareholders, and other representative will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve respond to or encourage any inquires or proposals related to, or engage in any negotiations with any third party with respect transaction similar to this transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Praco, including, but not limited to, a merger, acquisition, strategic investment or similar transaction. Notwithstanding the foregoing, nothing in this Section will be construed as prohibiting the board of directors of Praco from making any disclosure required by applicable law to its shareholders or responding to any unsolicited proposal or inquiry to Praco by advising the person making such proposal or inquiry of the terms of this section.

Section 9.17      Expenses. Each of the Parties will be responsible for its own expenses in connection with this Agreement, including fees and expenses of legal, accounting and financial advisors.

Section 9.18      Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other transaction documents, including without limitation, properly reflecting the post-Closing capitalization of Praco in its books and records as promptly as practicable following the Closing and in a manner so as to minimize disruption of Arista’s business.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

“Praco”

PRACO CORPORATION

By:	/s/ R. Scott Williams
Name:	R. Scott Williams
Title:	Chief Executive Officer

“Praco Controlling Shareholder”

/s/ R. Scott Williams
R. Scott Williams, as an individual

Number of shares of common
stock of Praco owned: 5,450,000

Percentage of issued and outstanding
shares of common stock of Praco: 78.96%

“Arista”

ARISTA CAPITAL LTD.

By:	/s/ Paul Patrizio
Name:	Paul Patrizio
Title:	President

[ARISTRA SHAREHOLDER SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

ARISTA SHAREHOLDERS SIGNATURES

Each of the Arista Shareholders, who have executed this Agreement below, (i) hereby irrevocably authorize any director or officer of Arista, to act as such Arista Shareholders representative at Closing, in accordance with Section 3.12 of this Agreement as stated above, and (ii) hereby votes 100% of its shares of common stock in favor of the Share Exchange and the transactions contemplated by this Agreement.

AEP HOLDINGS LLC

By:	/s/ Paul Patrizio
Name:	Paul Patrizio
Title:	President

Number of shares of common
stock of Arista owned: 875,000

Percentage of issued and outstanding
shares of common stock of Arista: 83.97%

CAMBRIDGE CAPITAL CORP.

By:	/s/ Kenneth J Mathews
Name:	Kenneth J Mathews
Title:	President

Number of shares of common
stock of Arista owned: 74,500

Percentage of issued and outstanding
shares of common stock of Arista: 7.15%

/s/ Walter Wojcik
Walter Wojcik, as an individual

Number of shares of common
stock of Arista owned: 40,000

Percentage of issued and outstanding
shares of common stock of Arista: 3.84%

/s/ Kevin Fitzgerald
Kevin Fitzgerald, as an individual

Number of shares of common
stock of Arista owned: 31,000

Percentage of issued and outstanding
shares of common stock of Arista: 2.98%

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

/s/ Gordon Sweely
Gordon Sweely, as an individual

Number of shares of common
stock of Arista owned: 13,500

Percentage of issued and outstanding
shares of common stock of Arista: 1.30%

PETRICH INTERNATIONAL LLC

By:	/s/ Richard T Carr
Name:	RICHARD T CARR
Title:	PRESIDENT

Number of shares of common
stock of Arista owned: 1,500

Percentage of issued and outstanding
shares of common stock of Arista: 0.14%

MPJC LLC

By:	/s/ Paul Gregory
Name:	Paul Gregory
Title:	Owner

Number of shares of common
stock of Arista owned: 500

Percentage of issued and outstanding
shares of common stock of Arista: 0.05%

/s/ David Carver
David Carver, as an individual

Number of shares of common
stock of Arista owned: 6,000

Percentage of issued and outstanding
shares of common stock of Arista: 0.58%

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

SCHEDULE I

PRACO CONTROLLING SHAREHOLDER

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
R. Scott Williams - Current Chief Executive Officer	Common	5,450,000	78.96%
Total	Common	5,450,000	78.96%

SCHEDULE II

ARISTA SHAREHOLDERS

NAME AND ADDRESS	SECURITIES		PRACO SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		PRACO WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT
AEP Holdings LLC ____________________ ____________________	875,000	Common
Cambridge Capital Corp. ____________________ ____________________	74,500	Common
Walter Wojcik ____________________ ____________________	40,000	Common
Kevin Fitzgerald ____________________ ____________________	31,000	Common
Gordon Sweely ____________________ ____________________	13,500	Common
Petrich International LLC ____________________ ____________________	1,500	Common
MPJC LLC ____________________ ____________________	500	Common
David Carver ____________________ ____________________	6,000	Common

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

NAME AND ADDRESS	SECURITIES		PRACO SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		PRACO WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

NAME AND ADDRESS	SECURITIES		PRACO SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		PRACO WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT

					--	--

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

NAME AND ADDRESS	SECURITIES		PRACO SHARES TO BE ISSUED FOLLOWING SHARE EXCHANGE		PRACO WARRANTS TO BE ISSUED FOLLOWING SHARE EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT	NUMBER	PERCENT

TOTAL ARISTA SHARES
TOTAL ARISTA WARRANTS

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]